AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of July 26, 2005 (the "Merger Agreement"), between CDX.com Merger, Inc., an Oklahoma corporation ("CDX.COM MERGER"), Airguide, Inc., an Oklahoma corporation ("AIRGUIDE"), and CDX.com, Inc. an Oklahoma corporation ("CDX.COM").

WHEREAS, on the date hereof, CDX.COM MERGER has authority to issue (a) One Hundred Million (100,000,000) shares of common stock, $0.001 par value per share (the "CDX.COM MERGER Common Stock"), of which 435,791 shares are issued and outstanding;

WHEREAS, on the date hereof, AIRGUIDE has authority to issue (a) One Hundred Million (100,000,000) shares of common stock, $0.001 par value per share (the "AIRGUIDE Common Stock"), of which 1,000 shares are issued and outstanding and held by CDX.COM MERGER;

WHEREAS, on the date hereof, CDX.COM has authority to issue (a) One Hundred Million (100,000,000) shares of common stock, $0.001 par value per share (the "CDX.COM Common Stock"), of which 1,000 shares are issued and outstanding and held by AIRGUIDE;

WHEREAS, the respective Boards of Directors of CDX.COM MERGER, CDX.COM and AIRGUIDE have determined that it is advisable and in the best interests of each of such corporations that they reorganize into a holding company structure pursuant to Section 1081(G) of the Oklahoma General Corporation Law, under which AIRGUIDE would survive as the holding company, by the merger of CDX.COM MERGER with and into CDX.COM, and with each holder of CDX.COM MERGER Capital Stock receiving one share of AIRGUIDE Capital Stock in exchange for such share of CDX.COM MERGER Capital Stock;

WHEREAS, under the respective certificates of incorporation of CDX.COM MERGER and AIRGUIDE, the AIRGUIDE Capital Stock has the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the CDX.COM MERGER Capital Stock which will be exchanged therefore pursuant to the holding company reorganization;

WHEREAS, the certificate of incorporation and bylaws of AIRGUIDE, as the holding company, immediately following the merger will contain provisions identical to the certificate of incorporation and bylaws of CDX.COM MERGER immediately prior to the merger, other than differences permitted by Section 1081(G) of the Oklahoma General Corporation Law;

WHEREAS, the certificate of incorporation of CDX.COM is identical to the certificate of incorporation of CDX.COM MERGER immediately prior to the merger, other than differences permitted by Section 1081(G) of the Oklahoma General Corporation Law pursuant to this Merger Agreement;

WHEREAS, the Boards of Directors of CDX.COM MERGER, AIRGUIDE and CDX.COM have approved this Merger Agreement, shareholder approval not being required pursuant to Section 1081(G) of the Oklahoma General Corporation Law;

WHEREAS, the parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, CDX.COM MERGER, AIRGUIDE and CDX.COM hereby agree as follows:

1.

Merger.  CDX.COM MERGER shall be merged with and into CDX.COM (the "Merger"), and CDX.COM shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation").  The Merger shall become effective upon the later of the date and time of filing a certified copy of this Merger Agreement with the Secretary of State of the State of Oklahoma in accordance with Section 1081(G) of the Oklahoma General Corporation Law or July 26, 2005 (the "Effective Time").

2.

Certificate of Incorporation of the Surviving Corporation.  At the Effective Time, the Certificate of Incorporation of CDX.COM, in effect immediately prior to the Effective Time, shall be amended as set forth below and as so amended shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until further amended as provided therein and under the Oklahoma General Corporation Law.

(a) The first paragraph of Article III shall be amended to read as follows: ARTICLE III.  The aggregate number of shares of stock which the Corporation has authority to issue (a) One Hundred Million (100,000,000) shares of common stock, $0.001 par value per share (the "CDX.COM Common Stock"), of which 1,000 shares are issued and outstanding and held by AIRGUIDE and with the CDX.COM Common Stock, the "CDX.COM Capital Stock"), of which no shares are issued and outstanding; (b) Article XII shall be added and will read as follows:

"ARTICLE XII.  Holding Company.  Any act or transaction by or involving the Corporation that requires for its adoption under the Oklahoma General Corporation Law or under this Certificate of Incorporation the approval of the Corporation's stockholders shall, pursuant to Section 1081(G) of the Oklahoma General Corporation Law, require, in addition, the approval of the stockholders of the Corporation's holding company, AIRGUIDE, or any successor by merger, by the same vote as is required by the Oklahoma General Corporation Law and/or by the Certificate of Incorporation of the Corporation."

3.

Succession.  At the Effective Time, the separate corporate existence of CDX.COM MERGER shall cease, and CDX.COM shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of CDX.COM MERGER, and CDX.COM shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of CDX.COM MERGER, including, without limitation, all outstanding indebtedness of CDX.COM MERGER, all in the manner and as more fully set forth in Section 1081(G) of the Oklahoma General Corporation Law.

4.

Directors.  The directors of CDX.COM immediately preceding the Effective Time shall be the officers of the Surviving Corporation and after the Effective Time until their successors are duly elected and qualified.  The Director and officer of AIRGUIDE shall remain as James B. Frack, President, Chairman, Secretary/Treasurer and Sole Director after the Effective Time until their successors are duly elected and qualified.

5.

Officers.  The officers of CDX.COM immediately preceding the Effective Time shall be the officers of the Surviving Corporation and after the Effective Time until their successors are duly elected and qualified.  The officer of CDX.COM shall remain as Juan Vega after the Effective Time until his successor is duly elected and qualified.

6.

Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

a.

each share of CDX.COM MERGER Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of AIRGUIDE Common Stock;

b.

each share of CDX.COM MERGER Preferred Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of AIRGUIDE Preferred Stock;

c.

each share of CDX.COM MERGER Capital Stock held in the treasury of CDX.COM MERGER immediately prior to the Effective Time shall be cancelled and retired;

d.

each option, warrant, purchase right, unit or other security of CDX.COM MERGER convertible into shares of CDX.COM MERGER Capital Stock shall become convertible into the same number of shares of AIRGUIDE Capital Stock as such security would have received if the security had been converted into shares of CDX.COM MERGER Capital Stock immediately prior to the Effective Time, and AIRGUIDE shall reserve for purposes of the exercise of such options, warrants, purchase rights, units or other securities an equal number of shares of AIRGUIDE Capital Stock as CDX.COM MERGER had reserved; and

e.

each share of AIRGUIDE Capital Stock issued and outstanding in the name of CDX.COM MERGER immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of AIRGUIDE Capital Stock.

7.

Other Agreements.  At the Effective Time, AIRGUIDE shall assume any obligation of CDX.COM MERGER to deliver or make available shares of CDX.COM MERGER Common Stock under any agreement or employee benefit plan not referred to in Paragraph 6 herein to which CDX.COM MERGER is a party.  Any reference to CDX.COM MERGER Common Stock under any such agreement or employee benefit plan shall be deemed to be a reference to AIRGUIDE Common Stock and one share of AIRGUIDE Common Stock shall be issuable in lieu of each share of CDX.COM MERGER Common Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

8.

Further Assurances.  From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of CDX.COM MERGER such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CDX.COM MERGER, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of CDX.COM MERGER or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

9.

Certificates.  At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of CDX.COM MERGER Capital Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of AIRGUIDE Capital Stock, as the case may be, into which the shares of CDX.COM MERGER Capital Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of AIRGUIDE and its transfer agent.  The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to AIRGUIDE or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of AIRGUIDE Capital Stock, as the case may be, evidenced by such outstanding certificate, as above provided.

10.

Amendment.  The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time.

11.

Compliance with Section 1081(G) of the Oklahoma General Corporation Law.  Prior to the Effective Time, the parties hereto will take all steps necessary to comply with Section 1081(G) of the Oklahoma General Corporation Law, including without limitation, the following:

a.

Certificate of Incorporation and By-Laws of AIRGUIDE.  At the Effective Time, the Certificate of Incorporation and By-Laws of AIRGUIDE shall be in the form of the Certificate of Incorporation and By-Laws of CDX.COM MERGER, as in effect immediately prior to the Effective Time.

b.

Directors and Officers of AIRGUIDE.  At the Effective Time, the directors and officers of CDX.COM MERGER immediately prior to the Effective Time shall be the directors and officers of AIRGUIDE, in the case of directors, until their successors are elected and qualified and, in the case of officers, to serve at the pleasure of the Board of Directors of AIRGUIDE.

c.

Filings.  Prior to the Effective Time, the Surviving Corporation shall cause a certified copy of this Agreement to be executed and filed with the Oklahoma Secretary of State.  Prior to the Effective Time, to the extent necessary to effectuate any amendments to the certificates of incorporation of the Surviving Corporation and AIRGUIDE contemplated by this Agreement, each of the Surviving Corporation and AIRGUIDE shall cause to be filed with the Oklahoma Secretary of State such certificates or documents required to give effect thereto.

12.

Termination.  This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the board of directors of CDX.COM MERGER, AIRGUIDE and CDX.COM, by action of the board of directors of CDX.COM MERGER if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of CDX.COM MERGER and its stockholders.

13.

Counterparts.  This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

14.

Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

15.

Governing Law.  This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.  IN WITNESS WHEREOF, CDX.COM MERGER, AIRGUIDE and CDX.COM have caused this Merger Agreement to be executed and delivered as of the date first above.

CDX.COM MERGER, INC., an Oklahoma corporation

/s/   James B. Frack

Name: James B. Frack

Title: President

AIRGUIDE, INC., an Oklahoma corporation

/s/  James B. Frack

Name: James B. Frack

Title: President

CDX.COM, INC., an Oklahoma corporation

/s/   Juan Vega

Name: Juan Vega

Title: President

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